                            PARTNERSHIP INTEREST
                             PURCHASE AGREEMENT


        This PARTNERSHIP INTEREST PURCHASE AGREEMENT ("Agreement") is made and entered into as of October 1, 1997, between LINDBERG CORPORATION, a Delaware corporation ("Buyer"), and AEROSPACE ALUMINUM HEAT TREATING COMPANY, a California corporation ("Aerospace"), ALTA CANADA CORPORATION, a California corporation ("Alta") and California Manufacturing Enterprises, Inc., a California corporation ("CME" and, collectively with Alta and Aerospace, the "Seller Parties").


                                INTRODUCTION

        The Seller Parties propose to sell and assign to Buyer, and the Buyer proposes to purchase from the Seller Parties, on the terms and s u bject to the conditions set forth in this Agreement, the
   p a rtnership interests in Alumatherm Heat Treating Company, a California general partnership (the "Partnership"), presently held by the Seller Parties. Buyer currently owns a 50% partnership interest in the Partnership. Upon such sale and assignment by the Seller Parties pursuant to an Assignment of Partner's Interests (an "Assignment"), Buyer will own 100% of all partnership interests in the Partnership.

        In consideration of the premises and the mutual benefits to be derived from this Agreement and of the respective representations, warranties, agreements, indemnities, and promises contained herein, the parties, intending to be legally bound, agree as follows:


                                 Article I
                        DEFINITIONS; INTERPRETATIONS

        SECTION   1.1  Definitions.

        "Agreement" or "this Agreement" means this Partnership Interest Purchase Agreement between the Seller Parties and Buyer (including the Exhibits and Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 8.1.

        "Assignment" has the meaning specified in the introduction to this Agreement.
                                  -1-

        "Buyer" has the meaning specified in the first paragraph of this Agreement.

        "Buyer's  Indemnitee"  has  the  meaning  specified  in  Section
   7.1(b).

        "Closing" has the meaning specified in Section 2.2.

        "Closing Date" has the meaning specified in Section 2.2.

        "Closing Financial Reports" means (i) a financial report prepared in accordance with GAAP of the Partnership setting forth as individual line items an aggregate gross asset value for all indebtedness and other assets and liabilities of the Partnership as of September 28, 1997 and the related unaudited statements of income for the period then ended, including any notes thereto, and (ii) a statement of the partners' capital accounts, in each case as of the Closing Date after giving effect to the consummation of the transactions contemplated by this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and/or affairs of any person or entity, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

        "Effective Date" means the date the purchase is effective which shall be as of 12:01 a.m. (California time) on September 29, 1997.

        "Encumbrance" means any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, adverse claim, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "Environmental Claim" means any judicial, administrative or regulatory actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, or proceedings relating to any Environmental Law, Environmental Permit or arising from alleged injury or threat of injury to natural resources, health, safety or the environment.
                                  -2-

        "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement, judicial or regulatory agency i n t erpretation, policy or guidance, or agreement with any governmental entity (a) relating to the environment (including, without limitation, air, water vapor, surface water, ground-water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, t r e atment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. In each case as amended and as now or hereafter in effect, including, w i thout limitation, (i) the Oil Pollution Act of 1990, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1978, the Solid Waste Disposal Act, the Toxic Substances Control Act, the Federal Insecticides, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act, and (ii) any common or civil law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

        "Environmental Permit" means any permit, application, license, approval, identification number, or other authorization required under any Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

        "GAAP"   means   United  States  generally  accepted  accounting
   principles and practices in effect from time to time applied consistently throughout the periods involved.

        "Hazardous Material or Hazardous Substance" means any substance presently or hereafter listed, defined, designated, classified, or regulated as hazardous, toxic, radioactive, or dangerous or words of similar import, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, including, without limitation, any toxic waste, pollutant, containment, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum, or any derivative or by-product or break-down product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead, and polychlorinated biphenyl.
                                  -3-

        "Indemnified  Liabilities"  has the meaning specified in Section
   7.1.

        "Knowledge" or "Known" means that an individual will be deemed to have knowledge of a particular fact or other matter if: (a) such individual has actual conscious awareness of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. A corporation or other entity will be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a d i r ector, executive officer, or equivalent position of such corporation or other entity, or serves at the direction of such corporation or other entity in such capacity for another corporation or entity, has or at any time had, knowledge of the fact or other matter; provided, however, that Buyer shall be deemed to have knowledge of a particular fact or other matter only if an individual who is serving, or who has at any time served, as a director or executive officer of Buyer, or who serves at the direction of Buyer in an or equivalent capacity for another corporation or entity, has or at any time had, actual conscious awareness of the fact or other matter.

        "Liabilities" has the meaning specified in Section 7.1(a).

        "Material Adverse Effect" means any circumstance, change, event, transaction, loss, failure, effect, or other occurrence, whether individually or in the aggregate with any other circumstance, change, event, transaction, loss, failure, effect, or other occurrence, which is or is reasonably likely to be materially adverse to the business, operations, properties, or conditions (financial or otherwise) of the Partnership.

        "Obligations" means debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute, accrued or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.
                                  -4-

        "Partnership" has the meaning specified in the recitals to this Agreement.

        "Partnership   Agreement"  means  the  Alum-A-Therm  Partnership
   Agreement, dated July 1, 1994, between Buyer and Aerospace, as amended from time to time.

        "Partnership  Documents"  has  the  meaning specified in Section
   3.6.

        "Permitted Encumbrances" shall mean (any easements, rights of w a y , restrictions, installations of public utilities, title imperfections and restrictions, reservations in land patents, zoning
   o r dinances or other similar Encumbrances referenced in title insurance policies previously provided to Buyer); the interests of lessors in any property used in the Partnership's business; liens for current taxes, assessments and governmental changes not yet due and payable; all which do not, either individually or in the aggregate, materially detract from the value of, or interfere with the present use of the assets of the Partnership.

        "Purchase Price" has the meaning specified in Section 2.1(b).

        "Purchased  Interests"  has  the  meaning  specified  in Section
   2.1(a).

        "Seller Parties" has the meaning specified in the recitals to this Agreement.

        "Tax" means any and all fees (including without limitation documentation, recording license, and registration fees), taxes (including without limitation net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess p r ofits, turnover, occupational, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, levels, imposts, duties, charges, fees assessments, or withholdings
   o f a ny nature whatsoever, general or special, ordinary or extraordinary, and any transaction privilege or similar taxes) imposed by or on behalf of any governmental agency or authority, together with any and all penalties, fines, additions to tax and interest thereon.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement or other tax form relating to Taxes, including any schedule or attachment thereto, and including any attachment thereof.
                                  -5-

        SECTION 1.2 Interpretations. Except as otherwise expressly provided herein, the following rules of interpretation apply to this
   Agreement: (i) the singular includes the plural and the plural includes the singular except when the context otherwise requires;
   (ii) "include" and "including" are not limiting; (iii) a reference to any agreement or contract includes exhibits, schedules, and permitted supplements and amendments thereto; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person or entity includes such person's or entity's permitted successors and assigns; and (vi) unless the context otherwise requires, a reference in this Agreement to an Article, Section, Paragraph, Exhibit, or Schedule is to the respective Article, Section, Paragraph, Exhibit, or Schedule of or to this Agreement.


                                 Article II
       SALE AND PURCHASE OF PARTNER INTERESTS; CAPITAL CONTRIBUTIONS

        SECTION 2.1    Sale and Purchase of Partnership Interests.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller Parties shall sell, assign, and transfer to Buyer, and the Buyer shall purchase from the Seller Parties, partnership interests currently owned by the Seller Parties in the Partnership (the "Purchased Interests").

        (b) The total purchase price for the Purchased Interests shall be $13,000,000 (the "Purchase Price") to be paid as set forth in
   Section 2.2(b).

        SECTION 2.2 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stroock & Stroock & Lavan LLP, 2029 Century Park East, Los Angeles, California, or such other place agreed to by the parties hereto, on October 1, 1997 or such other date as the parties mutually agree (such date of the Closing being hereinafter called the "Closing Date") which shall be effective as of the Effective Date. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, the parties to this Agreement shall execute and deliver each of the certificates, opinions, and documents required to be delivered pursuant to Article VI, and shall take the following actions, which deliveries and actions shall be deemed to have occurred simultaneously and to constitute the Closing hereunder:
                                  -6-

        (a) Buyer and each of the Seller Parties shall execute and deliver the Assignment, in the form and content of Schedule 2.2(a) attached hereto, pursuant to which the Seller Parties shall assign and deliver the Purchased Interests to Buyer.

        (b) Pursuant to the instructions set forth on Attachment 1 hereto, Buyer shall pay the Seller Parties the Purchase Price by
   (a) one or more wire transfers aggregating of $6,500,000, in immediately available funds (the "Cash Purchase Price") and (b) one or more promissory notes in the aggregate principal amount of $6,500,000, substantially in the form of Schedule 2.2(b) attached hereto (the "Deferred Purchase Price").


                                Article III
            REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
                        RELATING TO THE PARTNERSHIP

        As inducement to Buyer to enter into this Agreement, the Seller Parties, jointly and severally, represent and warrant to Buyer as follows:

        SECTION 3.1 Existence and Power. The Partnership is a general partnership formed under the laws of the State of California, and has the power and authority to own, operate, or lease the properties owned, operated, or leased by the Partnership and to carry on its business as it is currently conducted as of the date hereof. The Partnership is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except where the failure to be so licensed or qualified would not have a material adverse effect on the Partnership.

        SECTION 3.2 Subsidiaries. There are no corporations, partnerships, joint ventures associations, or other entities in which the Partnership owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, or in which the Partnership otherwise participates.

        SECTION 3.3 Financial Reports, Etc. As of the Closing Date, other than those items incurred in the ordinary course of business and not of a material nature, the Partnership has not incurred any liabilities or obligations required to be set forth under GAAP other than those disclosed in this Agreement or reflected on the Closing Financial Reports, copies of which have been provided to the Buyer.
                                  -7-

        SECTION 3.4 Partners. Prior to giving effect to the transactions to occur at the Closing, the Seller Parties each own the partnership interests in the amount of percentage interest in the Partnership set forth opposite its name on Schedule 3.4 attached hereto under the caption "percentage interest," free and clear of any Encumbrance.

        SECTION 3.5 Partnership Property. Schedule 3.5-A contains a true and accurate list and description of all real property leased by the Partnership. The Partnership does not own any real property.
   Schedule 3.5-B contains a true and accurate list of all material machinery, equipment, leasehold improvements, furniture and fixtures, vehicles and other personal property of the Partnership. The Partnership has good, valid, and marketable title to all the properties, interests in properties and assets (including those previously held by Aerospace), owned, licensed, or leased by it, including each of the leasehold interests and assets listed on Schedules 3.5-A and 3.5B, respectively, and used in the ordinary course of its business (and the business of Aerospace conducted on behalf of the Partnership) as presently conducted, free and clear of any Encumbrance other than Permitted Encumbrances.

        SECTION 3.6    Agreements.   Schedule 3.6 hereto contains a list
   o f each agreement, contract, lease, license, commitment, or instrument (including any and all amendments thereto) (collectively, the "Contracts") to which the Partnership is a party or by which the Partnership or any of its assets is bound or subject and is in excess of $20,000 (collectively, the "Partnership Documents"). Each of the Partnership Documents is in full force and effect and valid and enforceable in accordance with its terms in favor of the Partnership. None of the Seller Parties have received notice or other written communication relating to an actual or alleged default or breach of (with or without the giving notice or the passage of time) any such Contract by Partnership, except breaches or defaults, if any, that would not have a material adverse effect on the Partnership or any of its assets. To the Seller Parties' knowledge no other party is in material default or beach of any such Contracts.

        SECTION 3.7 No Liquidating Events. To the knowledge of the Seller Parties, no liquidating event with respect to the Partnership has occurred and is continuing and no event, other than the transactions contemplated by this Agreement which, with the giving of notice or lapse of time or both, would become a liquidating event has occurred and is continuing.
                                  -8-

        SECTION 3.8 Employees. (a) The Partnership, except to those matters known to Buyer, has complied in all material respects with all applicable laws relating to the employment of labor, including, without limitation, those related to wages, hours and collective bargaining and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

             (b) No material union or labor organization effort, and no sex discrimination, racial discrimination, age discrimination or other employment-related allegation, claim, suit or proceeding, has been made or is pending with respect to the employees of the Partnership and, to the Seller Parties' knowledge, no such effort, allegation, claim, suit or proceeding has been threatened to be made, raised or brought prior to the date of this Agreement.

             (c) Except for those plans set forth on Schedule 3.8(c) hereto (the "Plans"), the Partnership does not maintain or contribute to, nor does any member of a "controlled group" (within the meaning of Section 4971(e)(2)(B) of the Code) of which the Partnership is a member maintain or contribute to, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, or any stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any other deferred compensation agreement, plan or funding arrangement, whether or not such plan has been terminated and whether or not such plan is of legally binding nature in the form of an informal understanding. With respect to the Plans, the requirements of ERISA and the Code, as applicable, to the knowledge of the Seller Parties, have been fulfilled in all material respects and no event has occurred nor does any condition exist which would subject the Partnership to any material penalty, excise tax or liability.

        SECTION  3.9   Litigation.    There  is  no  action,  suit,  or
   proceeding pending or, to the knowledge of the Seller Parties, investigation pending or action, suit, proceeding, or investigation threatened against the Partnership, the Seller Parties or any of their respective assets in any court or before any governmental department, board, agency, or instrumentality or any arbitrator as to which there is a reasonable possibility of an adverse determination which would materially impair the Partnership's ability to perform its obligations under any Partnership Document or would have a Material Adverse Effect on the Partnership, or which would materially impair any of the Seller Parties' ability to perform its obligations under this Agreement or would have a Material Adverse Effect on the consolidated financial condition of the Seller Parties.
                                  -9-

        SECTION 3.10   Environmental  Matters.    Except as set forth in
   Schedule 3.10 and to the Seller Parties' knowledge:

             (a) The Partnership is in substantial compliance with all Environmental Laws;

             (b) The Partnership has obtained all Environmental Permits which are required in connection with its business, all of which are in full force and effect. The Partnership is in compliance with all terms and conditions of such Environmental Permits, no action or proceeding which could result in the revocation or suspension of any such Environmental Permits is pending or threatened, and the Partnership has not engaged in any conduct which could cause revocation or suspension of any of their Environmental Permits under Environmental Laws;

             (c) There has been no contamination, whether of soil, groundwater or otherwise, on, in, under or about the real property owned, leased, occupied or operated by the Partnership;

             (d) No portion of the real property owned, leased, occupied or operated by the Partnership has been designated, listed, or identified in any manner by the Environmental Protection Agency, or any other government entity, or under and pursuant to any Environmental Law as a hazardous waste or hazardous substance disposal or removal site, superfund or clean-up site, or candidate for clean-up, investigation, removal or closure pursuant to any Environmental Law; and

             (e) The Partnership has not received at any time prior to the date hereof any summons, citation, notice, directive, letter or other communication, written or oral, of any Environmental Claim, including, without limitation, any notification as a potentially responsible party with respect to any area impacted by any Hazardous Substance, including, without limitation any state or federal superfund site.

             (f) The Seller Parties have provided the Buyer with all written reports in Seller Parties possession which detail its existing knowledge regarding all environmental impairments and conditions at, on or under, or migrating from, the property owned by the Seller Parties.
                                  -10-

        SECTION 3.11 Tax Matters. (a) Except with respect to Taxes contemplated by Section 7.5 of the Partnership Agreement, all Tax Returns required to be filed by the Partnership, to Seller Parties' knowledge, have been accurately prepared in all material respects and timely filed and all Taxes for which the Partnership may be held liable (other than the Taxes referred to in the next sentence), have been paid or accrued within the prescribed period or any extension thereof. Except with respect to Taxes contemplated by Section 7.5 of the Partnership Agreement, all Taxes required to be withheld by the Partnership or which have been accrued but unpaid, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign partners or foreign persons or to employees of the Partnership have been collected and withheld, and have been either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books and records of the employer.

             (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership, there are no Tax liens upon any property of the Partnership except for liens for current Taxes not yet due and payable.

        SECTION  3.12  Books  and  Records.    The  books  of  account,
   organizational records, and other records of the Partnership, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with ordinary business practices. At the Closing, all such books and records will be in the possession of the Partnership.

        SECTION 3.13 C o ndition and Sufficiency of Assets. The operating assets of the Partnership are in satisfactory operating condition and repair, and are adequate for the uses to which they are being put, and, to the Seller Parties' knowledge, none of such operating assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the Partnership are sufficient for the continued conduct of the Partnership's business (including those operations conducted by Aerospace on behalf of the Partnership) after the Closing in the same manner and at the current levels as conducted prior to the Closing. Buyer acknowledges, and the Seller Parties are making no representation or warranty, that the equipment will be sufficient to any increases or expansion of the Partnership's business.

        SECTION 3.14 Compliance with Laws. Except those matters known to Buyer, to the Seller Parties' knowledge, the Partnership is in material compliance with all laws, regulations and orders applicable to it and neither the Partnership nor any of the Seller Parties has received notification of any asserted past or present failure to comply with any laws.
                                  -11-

        SECTION 3.15 Proprietary Rights. Schedule 3.15 contains a complete list of all the proprietary rights of or utilized by the Partnership, including without limitation, all trademarks, trade names, patents, patent applications, licenses thereof, trade secrets, technology, processes, know-how, formulae, designs and drawings, computer software, slogans, copyrights, and other similar intangible property and rights related to the products, services, or business of the Partnership (the "Proprietary Rights"). The Seller Parties have no knowledge of any claims made or threatened for the assertion of the invalidity or enforceability of any such rights, and there are no grounds for the same.


                                 Article IV
            REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE
                               SELLER PARTIES

        As an inducement to Buyer to enter into this Agreement, the Seller Parties, jointly and severally, represent and warrant to Buyer, and covenant, as follows:

        SECTION 4.1 Existence and Power. Each of the Seller Parties is a corporation, duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate or lease the properties owned, operated or leased by it and to carry on its business. Each of the Seller Parties is duly licensed or qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where failure to be so licensed or qualified would not have a Material Adverse Effect on its financial condition or its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby. Each of the Seller Parties has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transaction contemplated hereby, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary actions and formalities. This Agreement has been duly executed and delivered by each of the Seller Parties and, assuming the due authorization, execution, and delivery by Buyer, constitutes the legal, valid and binding obligation of each of the Seller Parties enforceable against it in accordance with its terms.
                                  -12-

        SECTION 4.2 No Conflict; Required Filings and Consents. Neither the execution, delivery and performance of this Agreement nor the consummation by any of the Seller Parties of the transactions contemplated hereby (i) conflicts with or violates (A) any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to it, (B) its articles of incorporation or by-laws, or (C) any contract, agreement, instrument, mortgage, note, lease or other arrangement binding on or affecting it or any of its or their property; (ii) requires any consent, authorization or approval under any contract, agreement, instrument, mortgage, note, lease, or other arrangement to which it or any of its property is bound, except as have been or will be obtained prior to the Closing Date; or (iii) results in the creation or imposition of any Encumbrance upon the Partnership interests of the Seller Parties.

        SECTION 4.3 Partnership Matters. Upon the Closing of the transactions contemplated by this Agreement, the Seller Parties will transfer good, valid and marketable title in the Purchased Interests to the Buyer, free and clear of any Encumbrance (other than those created by Buyer).

        SECTION 4.4 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions hereunder based upon arrangements made by or on behalf of the Seller Parties. The Seller Parties, jointly and severally, agree to indemnify and hold harmless Buyer against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the Seller Parties (other than any liability to Buyer's brokers).

        SECTION 4.5 Covenants Regarding Operation of the Partnership Through the Closing. The Seller Parties agree as follows:

             (a) From the date of this Agreement and except as disclosed in the Closing Financial Reports identified in Section 3.3 h e r e of, the Seller Parties will not suffer any additional Encumbrance, other than Permitted Encumbrances, with respect to the Partnership's assets.

             (b) The Seller Parties shall promptly notify Buyer of any change in any condition with respect to the Partnership or of any event or circumstance of which the Seller Parties becomes aware which makes any representation or warranty of the Seller Parties under this Agreement materially untrue or misleading, or any covenant of the Seller Parties under this Agreement incapable or materially less likely of being performed.
                                  -13-

        SECTION 4.6 Partnership Taxes. The Seller Parties agree that they are liable for their proportionate share of all Taxes with respect to the operation of the Partnership prior to the Closing Date based on its respective percentage ownership of the Partnership, and to the extent such taxes are not satisfied, remain liable therefor. The Seller Parties and Buyer agree that the final tax return of the Partnership shall be prepared by Grobstein, Horwath & Company LLP and the Seller Parties and Buyer shall share equally the costs and expenses incurred in the preparation of such return.


                                 Article V
                  REPRESENTATIONS AND WARRANTIES OF BUYER

        As an inducement to the Seller Parties to enter into this Agreement, Buyer represents, warrants and agrees to and with the Seller Parties as follows:

        SECTION 5.1 Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to own, operate, or lease the properties owned, operated, or leased by it, if any, and to carry on its businesses as have been and are currently conducted as of the date hereof and as contemplated hereby. Buyer is duly licensed or qualified to do business and are in good standing in each jurisdiction (other than any jurisdiction which would not have required Buyer to qualify to do business in which its business makes such licensing or qualification necessary or desirable, except where failure to be so licensed or qualified would not have a material adverse effect on its financial condition or its ability to perform i t s obligations hereunder or to consummate the transactions contemplated hereby. Buyer has the corporate power and authority to execute and deliver this Agreement and to perform the obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporation action. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution, and delivery by the Seller Parties) constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.
                                  -14-

        SECTION 5.2 No Conflict; Required Filings and Consents. Neither the execution, delivery, and performance of this Agreement nor the consummation by Buyer of the transactions contemplated hereby
   (i) conflicts with or violates (A) any law, regulation, order, write, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to Buyer, (B) the certificate of incorporation or by-laws of Buyer, or (C) any contract, agreement, instrument, mortgage, note, lease, or other arrangement binding on or affecting Buyer or any of its property;
   (ii) requires (A) any consent, authorization, or approval under any contract, agreement, instrument, mortgage, note, lease, or other arrangement to which Buyer or any of its property is bound, or (B) any consent, approval, exemption, authorization, or permit of, filing w i t h or notification to, or other action by, any court, administrative agency, governmental or regulatory authority, domestic or foreign, other than any consent, authorization or permit of, filing with or notification to, any governmental or regulatory authority applicable to Buyer; or (iii) results in the creation or imposition of any Encumbrance upon any property of Buyer.

        SECTION 5.3 Partnership Matters. (a) Buyer owns, as of the date hereof and at all times prior to the Closing, a 50% partnership interest in the Partnership, free and clear of any Encumbrance. Buyer acknowledges that it has asked questions of management of the Partnership and participated in meetings with management of the P a r t nership to discuss the business and operations of the Partnership. Buyer has the right, which Buyer has exercised, to appoint two members of the four member Management Committee of the Partnership, which has met from time to time. Copies of agendas, minutes and information provided therefor are attached hereto as
   Schedule 5.3. Buyer hereby confirms it has participated in the Management Committee and hereby ratifies all of the actions taken on behalf of the Partnership by the Management Committee and the actions of the managing general partner of the Partnership which were not in breach of its obligations as managing general partner and were Known to Buyer prior to Closing.

        SECTION 5.4 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions hereunder based upon arrangements made by or on behalf of Buyer. Buyer agrees to indemnify and hold harmless the Seller Parties against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the Seller Parties (other than any liability to the Seller Parties' brokers).
                                  -15-

        SECTION 5.5 Consents. Neither the execution, delivery and performance of this Agreement nor the consummation by Buyer of the transactions contemplated hereby requires any consent, authorization or approval under any contract, agreement, instrument, mortgage, note, lease, or other arrangement to which Buyer or any of its property is bound.


                                 Article VI
                            CONDITIONS PRECEDENT

        SECTION 6.1 Conditions to Buyer's Obligation to Close. The obligation of the Buyer to purchase the Purchased Interests hereunder shall be subject to the satisfaction and fulfillment, at or before the Closing, of each of the following conditions precedent:

        (a) Prohibition. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any United States federal or state court, or any foreign court, of c o m p etent jurisdiction or governmental authority (which has jurisdiction over the enforcement of any applicable laws) making i l l egal or prohibiting the consummation of the transactions hereunder, nor shall any such order or injunction be pending or threatened.

        (b) Accuracy of the Seller Parties' Representations and Warranties. All representations and warranties of the Seller Parties shall be materially true on and as of the Closing Date as though made at that time and shall be evidenced by a closing certificate. The Seller Parties shall each have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.

        (c) Opinion of the Seller Parties' Counsel. The Seller Parties shall provide Buyer with opinions of the Seller Parties's counsel, addressed to Buyer and such other parties as Buyer shall specify, dated as of the Closing Date, the Seller Parties' opinion to be substantially in the form attached hereto as Exhibit 6.1(c).

        (d)  Additional  Documents.   Buyer shall have received from the
   Seller Parties the Assignment and each of the instruments and other documents referred to in this Agreement.
                                  -16-

        (e) FIRPTA. The Seller Parties shall have given Buyer such affidavits and certificates as Buyer may require to confirm that the Seller Parties are not subject to withholding under Internal Revenue Code Section 1445, and similar applicable state statutes.

        (f) Necessary Consents. The Seller Parties shall deliver to Buyer, in connection with the Real Estate Leases and where otherwise n e c e s sary or appropriate, a landlord consent and estoppel certificate. All necessary consents or approvals of third parties to any of the transactions contemplated hereby, the absence of which w o uld materially affect the business, financial condition or operations of the Partnership, shall have been obtained and shown by written evidence satisfactory to Buyer; provided, however, to the extent not obtained, the Seller Parties will use their best efforts to obtain such consents and hold harmless Buyer for the failure to obtain any such consents.

        (g) Sublease. Buyer and Aerospace shall have entered into a sublease agreement with respect to the facility located at 15535 Texaco Avenue, Paramount, California at or prior to the Closing in substantially the form of Exhibit 6.1(g). Sellers shall jointly and severally undertake the obligations of Sublessor under paragraph 15 of Exhibit 6.1(g).

        (h)  Noncompetition  Agreements.    Buyer and each of Stephen T.
   Braunheim and David A. Janes shall have entered into noncompetition agreements in substantially the form of Exhibit 6.1(h).

        SECTION 6.2 Conditions to the Seller Parties' Obligation. The obligation of the Seller Parties to sell the Purchased Interests to Buyer shall be subject to the satisfaction and fulfillment, at or before the closing, of each of the following conditions precedent:

        (a) Prohibition. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any United States federal or state court, or any foreign court, of c o m p e tent jurisdiction or governmental authority which has jurisdiction over the enforcement of any applicable laws) making illegal the consummation of any of the transactions hereunder.

        (b)  Payment  of  Purchase  Price.    Buyer  shall have paid the
   complete Purchase Price for the Purchased Interests.

        (c) Accuracies of Buyer's Representations and Warranties. All representations and warranties of Buyer shall be materially true on and as of the Closing Date as though made at that time and shall be evidenced by a closing certificate. The Buyer shall have performed and complied with all of its obligations required by this Agreement to be complied with at or prior to the Closing Date.
                                  -17-

        SECTION 6.3 Deliveries by the Seller Parties. Prior to the Closing, the Seller Parties shall deliver to Buyer the following, in form and substance reasonably satisfactory to the Buyer:

        (a) A certificate of its Secretary or an Assistant Secretary, dated as of the Closing Date, certifying that the execution, delivery, and performance of this Agreement, and the transactions contemplated hereby have been duly authorized;

        (b)  The Closing Financial Reports; and

        (c) A certificate of the Seller Parties as to the Person or Persons authorized to execute and deliver this Agreement and any other documents executed by or on behalf of such Seller Parties Party in connection with the transactions contemplated hereby and as to the genuineness of the signature(s) of such Person.

        SECTION 6.4 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals to effect all necessary registrations and filings and to obtain all necessary financing. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Seller Parties and Buyer shall take all such necessary action.

                                Article VII
                              INDEMNIFICATION

        SECTION 7.1 Liabilities. For purposes of this Article VII and subject at all times to the exclusion set forth in Section 7.5, "Liabilities" shall mean any and all costs, liabilities, losses, actual damages (including consequential, punitive, and natural r e sources damages resulting from third party claims), Taxes, penalties, fines, and assessments (whether criminal or civil), a c tions, suits, claims, obligations, injuries, judgments, disbursements, and demands of any kind or nature whatsoever, and, except as otherwise expressly provided in this Article VII, shall include all reasonable out-of-pocket costs, disbursements, and expenses actually incurred (including reasonable consultant, expert, and attorney's fees and expenses and costs of investigation, except as otherwise expressly provided herein).
                                  -18-

        SECTION 7.2 Survival of Representations and Warranties. The covenants, agreements, indemnification obligations, representations, and warranties of each of the parties hereto shall be continuing and shall be true and correct on as of the Closing Date with the same force and effect as if made at that time, and (i) the representations and warranties in Section 3.11 shall survive the Closing until the expiration of the applicable statute of limitations, (ii) the representations and warranties in Section 3.10 shall survive the Closing for a period ending on the expiration of the sublease provided for in Section 6.1(g), and (iii) all of the remaining representations and warranties shall survive the Closing for a period of two years.

        SECTION 7.3 Indemnification of the Seller Parties. Subject to the exclusions stated in Section 7.5 below, Buyer hereby agrees to defend, indemnify and hold harmless the Seller Parties, and each of them, from and against any liabilities, claims, actions, suits, obligations, injuries, disbursements and demands of any kind or nature arising from any breach of this Agreement by Buyer, for any Obligations assumed by Buyer or from any defaults under the Contracts or Partnership Documents by Buyer or from the conduct of the business or facilities of the Partnership from and after the Closing.

        SECTION 7.4 I n demnification of Buyer. Subject to the exclusions stated in Section 7.5 below, and without limiting any other rights which a Buyer may have hereunder or under applicable law, the Seller Parties, jointly and severally, hereby agree to defend, indemnify, and hold harmless each Buyer from and against all Liabilities that may at any time be incurred by, imposed on or asserted against such Buyer, directly or indirectly based on, or arising or resulting from:

                  (i) the breach of, or misstatement of any material fact contained in, any representation, warranty, or agreement of the Seller Parties not known to Buyer at the Closing Date contained in this Agreement or in any certificate, financial statement, or other document furnished pursuant hereto;

                  (ii) any claim, demand, suit or proceeding in which it is asserted, expressly or in effect, that Buyer is responsible or liable to any Person for any brokerage, finder's, or other fee or commission described in Section 4.4.
                                  -19-

        Notwithstanding any provision hereof to the contrary, the Seller Parties shall have no obligation to indemnify Buyer under this
   Article  VII  for  any  Liability  with respect to the Partnership or
   Article III of this Agreement in an amount greater than the Seller Parties would have been responsible for under the Partnership Agreement, based upon their collective percentage ownership of the Partnership, had they not sold their Partnership Interests pursuant to this Agreement; except to the extent and Liability arising solely our of the breach of Aerospace's breach of its duties to Buyer.

        SECTION 7.5 Exclusions. Notwithstanding any provision hereof to the contrary, no party shall have the obligation to indemnify the other party under this Article VII for (i) any Liability to the extent attributable to the gross negligence or willful misconduct of, or the falsity or inaccuracy of any material fact contained in any representation or warranty of such party, or (ii) any Taxes payable by a party as a result of its doing business in any jurisdiction. Liabilities arising out of resulting from or relating to any matters described in Section 7.3 or Section 7.4 and not excluded from indemnification pursuant to this Section 7.5 are hereinafter referred to as "Indemnified Liabilities."

        SECTION 7.6 Indemnified Buyer Liabilities Covered by Insurance. In the case of any Indemnified Liability to be indemnified hereunder which is covered by a policy of insurance held by the indemnifying party, the party to be indemnified shall cooperate with the insurers in the exercise of their rights to investigate, defend, or compromise such Indemnified Liability as may be required to retain the benefits of such insurance with respect to such Indemnified Liability. Neither any failure to cooperate that does not cause any material damage to the indemnified party, nor any cooperation shall have any effect or limit whatsoever on the obligations of the indemnifying party to indemnify the indemnified party, as set forth above.

        SECTION 7.7 Control of Litigation. Any indemnified party shall promptly notify the indemnifying party of the commencement of any action, suit, or proceeding with respect to an Indemnified Liability or the assertion of any Indemnified Liability, in each case as to which indemnification is sought; provided, that the failure to provide such notice shall not release the indemnifying party from any of its obligations to indemnity hereunder to the extent that such
                                  -20-
   failure does not materially prejudice the rights of the indemnifying party in its ability to defend such Indemnified Liability, the indemnifying party shall, at its own expense, assume or cause to be assumed the defense of any such Indemnified Liability within thirty
   (30) days after the indemnified party shall have notified the indemnifying party thereof. Such indemnified party, upon reasonable notice by the indemnifying party or the person assuming the defense shall consult from time to time with respect to such Indemnified
   Liability and shall provide the indemnifying party or the person assuming the defense with any documents or other items or access to any witness which the indemnifying party or the person assuming the defense deems in its reasonable judgment to be necessary in connection with the defense of such Indemnified Liability, and the indemnifying party shall pay or reimburse or cause to be paid or reimbursed, any reasonable out-of-pocket costs therefore. Such indemnified  party  may  participate  in  the  defense  of  any  such
   Indemnified Liability and employ separate counsel, at its own e x pense, unless such indemnified party shall have reasonably determined that counsel selected by the indemnifying party or such Person has an actual conflict of interest, in which case the indemnifying party shall pay or cause to be paid the costs and expenses of counsel employed by the indemnified party. The indemnifying party and its insurers may in their sole discretion, defend, settle or compromise any such action, suit, or proceeding; provided, that the indemnifying party and its insurers shall be liable in respect of all Indemnified Liabilities relating thereto (whether by payment of any judgment, settlement, amount or indemnity hereunder) and no settlement or compromise shall be entered into unless such indemnified party is fully released or discharged from all such Indemnified Liabilities. Participation by any such indemnified party in any such action, suit, or claim shall not constitute a waiver of the indemnification provided in this Article
   VII. Nothing contained in this Section 7.7 shall be deemed to require the indemnified party to contest any Indemnified Liability or to assume responsibility for or control of any judicial proceeding with respect thereto.

        SECTION 7.8 Settlements. No indemnified party shall enter into a settlement or other compromise with respect to any Indemnified Liability without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, unless the indemnified party waives its right to be indemnified with respect to such Indemnified Liability under this Article VII.
                                  -21-

        SECTION 7.9 Subrogation, Etc. To the extent that an Indemnified Liability to be indemnified by the indemnifying party under this Article VII is in fact paid by the indemnifying party or any other Person, the indemnifying party or such Person shall be subrogated to the extent of such payment to the rights and remedies of the indemnified party with respect to the transaction, event, or matter giving rise to such Indemnified Liability. Should the indemnified party receive any refund, in whole or in part, with respect to any Indemnified Liability paid by the indemnifying party or such Person hereunder, it shall promptly pay over the amount refunded, together with any interest received with respect to such amount, to the indemnifying party or such Person.

        SECTION 7.10 Netting of Recoveries. In determining the amount of any indemnification or other recovery available to any indemnified party under this Article VII, with respect to any specific claim, such amount shall be reduced by any other amount the indemnified party has recovered with respect to such claim.


                                Article VIII
                               NONCOMPETITION

        Each  of  the Seller Parties agrees with Buyer that it will not:
   (a) directly or indirectly, for a period of three years following the Closing, (i) engage in (as an owner, partner, employee, agent, consultant or otherwise) the business of aluminum or titanium heat treating in the states of Arizona, Nevada, Oregon, Washington and California, except to the extent solely for the use of the Seller Parties' or their affiliates, or (ii) acquire or retain any financial interest having a fair value in excess of the greater of $5,000 in, or 5% of the equity of, any such business; or

             (b) directly or indirectly, for a period of three years following the Closing Date: (i) solicit any customer of the Partnership at the Closing Date to patronize any business described in clause (a) above; (ii) solicit from any customer of the Partnership at the Closing Date any business similar to any of those described in clause (a); (iii) request or advise any individual or company which is a customer of the Partnership at the Closing to withdraw, curtail or cancel any such customer's business with Buyer or (iv) solicit for employment any employee of the Partnership or Buyer.
                                  -22-

                                 Article IX
                                 INSPECTION

          Buyer and its representatives, agents and designees shall have the right at reasonable times to enter upon the Property at Buyer's own cost and expense upon reasonable notice, for the purpose of viewing and inspecting the Partnership assets. Buyer shall not make any holes or excavations for inspections, and shall not to cause any damage to the Partnership assets. Buyer shall at its own cost and expense promptly repair any damage arising from such inspections.


                                 Article X
                                  DEFAULT

        Notwithstanding any other provision of this Agreement, in the event of a default by a party of any of such party's obligations under this Agreement, the other party may, at its option: (a) terminate this Agreement, in which event neither party shall have any further rights or obligations hereunder; or (b) to enforce specific performance of such party's obligations required hereby; or (c) pursue any other right or remedy available to such party at law or equity.


                                 Article XI
                               MISCELLANEOUS

        SECTION 11.1 Amendments, Etc. No amendment, modification, or waiver of any provision of this Agreement, or consent to any departure from the terms of this Agreement by any part hereto shall be effective unless the same shall be in writing and signed by all the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 11.2 Notices, Etc. All notices, requests, claims, demands, and other communications provided for or permitted hereunder shall be in writing (including telecopy communication) and shall be telecopied, mailed (registered, airmail postage and charges prepaid), or delivered personally to the address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as shall be designated by a party in a written notice to the other parties. All such notices and communications shall, when mailed or telecopied, be effective when received at the relevant address. Telecopied communications must be followed by a hard copy of such telecopied communication sent by first class mail, postage and charges prepaid.
                                  -23-

        SECTION 11.3 No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 11.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        SECTION 11.5 Complete Agreement; No Other Representations or Warranties. This Agreement, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the transactions contemplated hereby and shall supersede a l l previous oral and written and all contemporaneous oral negotiations, commitments and understandings. Except for the representations and warranties contained in this Agreement and the agreements contemplated hereby, neither the Seller Parties, the Partnership, nor any other person acting for the Partnership or the Seller Parties makes any representation or warranty, express or i m p l ied, and the Seller Parties hereby disclaims any such representation or warranty by the Seller Parties or any of its officers, directors, employees, agents or representatives or any other person, with respect to the execution, delivery or performance by the Seller Parties of this Agreement or with respect to the transactions contemplated hereby.

        SECTION 11.6 Severability. Each provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

        SECTION 11.7   Counterparts.    This  Agreement may be signed in
   any number of counterparts, each of which shall be an original and, when taken together, shall constitute one agreement.
                                  -24-

        SECTION 11.8 Consent to Jurisdiction. The Seller Parties and Buyer each (i) irrevocably submits to the jurisdiction of any California State court sitting in City of Los Angeles or the United States District Court for the 9th District in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or shall affect its right to bring any action in any other court.

        SECTION 11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, regardless of the law that might otherwise govern under applicable principles of conflict of laws thereof.

        SECTION 11.10 Headings. The various Article, Section, and Paragraph headings in this Agreement are included herein for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and shall not be considered in interpreting this Agreement.
                                  -25-

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

                                 ALUMINUM HEAT TREATING COMPANY,
                                 a California corporation



                                 By:  __________________________
                                      David A. Janes,
                                      President



                                 By:  __________________________
                                      Stephen T. Braunheim,
                                      Secretary



                                 ALTA CANADA CORPORATION,
                                 a California corporation



                                 By:  __________________________
                                      Stephen T. Braunheim,
                                      President



                                 By:  __________________________
                                      David A. Janes,
                                      Secretary


                                 CALIFORNIA MANUFACTURING
                                 ENTERPRISES,
                                 a California corporation



                                 By:  __________________________
                                      Stephen T. Braunheim,
                                      President

                                 By:  __________________________
                                      David A. Janes,
                                      Secretary

                                 LINDBERG CORPORATION,
                                 a California corporation



                                 By: ___________________________
                                     Stephen S. Penley
                                     Its:  Sr. Vice President and
                                           Chief Financial Officer

                                  SCHEDULE 3.10


        The soil and groundwater of the Partnership's principal facility contains concentrations of certain chemicals as set forth in the attached reports.
                                  -28-

                                  ATTACHMENT 1


   The Wiring Instructions for Alta Canada are as follows:

        Bank Name:               City National Bank

        ABA #:                   1220/16066

        Account Name:            Alta Canada Corp.

        Account #:               016-316-849

                                  -29-